DeGOLYER AND MacNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 12, 2009

APCO Argentina Inc.
One Williams Center
Mail Drop 35-0
Tulsa, Oklahoma 74172

Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton and to inclusion of information taken from our "Appraisal Report as of December 31, 2007 on Reserves of Certain Properties for APCO Argentina Inc." in the section "Oil and Gas Reserves" in the APCO Argentina Inc. Annual Report on Form 10–K for the year ended December 31, 2008.

Very truly yours,

DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON